Exhibit 99.1

April 29, 2011

Caterpillar contact:
Jim Dugan
Corporate Public Affairs
(309) 494-4100
Mobile (309) 360-7311
Dugan_Jim@cat.com

FOR IMMEDIATE RELEASE

Cat Financial Announces First-Quarter 2011 Results

Cat Financial reported first-quarter revenues of $640 million, an increase of $9 million, or 1 percent, compared with the first quarter of 2010.  First-quarter profit after tax was $83 million, a $30 million increase from the first quarter of 2010.
The increase in revenues was principally due to a $24 million favorable change from returned or repossessed equipment and a favorable impact from miscellaneous net revenue items.  These increases in revenues were partially offset by a $15 million unfavorable impact from lower earning assets (finance receivables and operating leases at constant interest rates) and a $14 million unfavorable impact from lower interest rates on new and existing finance receivables.
Profit before income taxes was $115 million for the first quarter of 2011, compared to $71 million for the first quarter of 2010.  The increase was principally due to a $24 million favorable change from returned or repossessed equipment, an $11 million favorable impact from higher net yield on average earning assets and a favorable impact from miscellaneous net revenue items.
The provision for income taxes in the first quarter of 2011 reflects an estimated annual effective tax rate of 26 percent compared to 22 percent in first quarter of 2010 and 19 percent for the full year of 2010.  The increase from the full-year 2010 effective tax rate is primarily due to expected changes in the geographic mix of pre-tax profits and the absence of $22 million of benefits included in the 2010 full-year effective tax rate related to prior years.

New retail financing was $2.8 billion, an increase of $947 million, or 52 percent, from the first quarter of 2010.  The increase was primarily related to improvements in our North America and Asia-Pacific operating segments.
At the end of the first quarter of 2011, past dues were 3.94 percent, which increased slightly from 3.87 percent at the end of 2010.  The increase in past dues from year-end is primarily due to seasonality impacts.  At the end of the first quarter of 2010, past dues were 6.06 percent.  Write-offs, net of recoveries, were $41 million for the first quarter of 2011, down from $61 million in the fourth quarter of 2010 and $46 million in the first quarter of 2010.
As of March 31, 2011, Cat Financial's allowance for credit losses totaled $380 million or 1.55 percent of net finance receivables, compared with $363 million or 1.57 percent of net finance receivables at year-end 2010.  The allowance for credit losses as of March 31, 2010 was $394 million, which was 1.74 percent of net finance receivables.
"We are very pleased with the continuing improvements in Cat Financial's business", said Kent Adams, Cat Financial president and vice president of Caterpillar Inc.  "Our portfolio had the lowest quarterly net write-offs since 2008, and new retail financing increased for the fourth consecutive quarter.  As business continues to improve, Cat Financial is better positioned than ever to support Caterpillar customers and dealers around the world.
"We are very thankful that no employees were injured as a result of the earthquake and tsunami in Japan and want to recognize our employees for their effort to ensure continued service to our customers and dealers in the region," Adams added.
For nearly 30 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing financial service excellence to Cat customers. The company offers a wide range of financing alternatives to customers and Cat dealers for Cat machinery and engines, Solar® gas turbines and other equipment and marine vessels. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

FIRST QUARTER 2011 VS. FIRST QUARTER 2010
(ENDING MARCH 31)
(Millions of dollars)

	2011	2010	CHANGE
Revenues	$640	$631	1%
Profit Before Income Taxes	$115	$71	62%
Profit After Tax	$83	$53	57%
New Retail Financing	$2,767	$1,820	52%
Total Assets	$29,380	$29,450	0%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements.  From time to time, we may also provide forward-looking statements in oral presentations to the public or in other materials we issue to the public.  Forward-looking statements give current expectations or forecasts of future events about the company.  You may identify these statements by the fact that they do not relate to historical or current facts and may use words such as "believes," "expects," "estimates," "anticipates," "will," "should," "plan," "project," "intend," "could" and similar words or phrases often identify forward-looking statements made on behalf of Cat Financial.  These statements are only predictions.  Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions and ongoing challenges in the global financial and credit markets, and change in laws and regulations (including regulations implemented under the Dodd-Frank Wall Street Reform and Consumer Protection Act) and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market’s acceptance of our products and services, the creditworthiness of our customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment.  Those risk factors may not be exhaustive.  We operate in a continually changing business environment, and new risk factors emerge from time to time.  We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements.  Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.  Moreover, we do not assume responsibility for the accuracy and completeness of those statements.  All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2010, and similar sections in our quarterly reports on Form 10-Q that describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements.  Cat Financial undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You may, however, consult any related disclosures we may make in our subsequent filings with the SEC.